Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-225502

March 26, 2020

WEYERHAEUSER COMPANY

PRICING TERM SHEET

4.000% Notes due 2030

This pricing term sheet relates only to the securities described below and should be read together with Weyerhaeuser Company’s preliminary prospectus supplement dated March 26, 2020 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated June 7, 2018 and the documents incorporated and deemed to be incorporated by reference therein. All references to dollar amounts are references to U.S. dollars and, unless otherwise expressly stated or the context otherwise requires, the terms “Weyerhaeuser,” the “Company,” “us,” “we” and “our” mean Weyerhaeuser Company excluding its subsidiaries.

Issuer:	Weyerhaeuser Company

Trade Date:	March 26, 2020

Expected Settlement Date:	March 30, 2020 (T+2)

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc. (stable outlook)

BBB by S&P Global Ratings a division of S&P Global Inc. (negative outlook)

Title of Securities:	4.000% Notes due 2030 (the “notes”)

Principal Amount:	$750,000,000

Maturity Date:	April 15, 2030

Interest Rate:	4.000% per annum, accruing from March 30, 2020

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2020

Yield to Maturity:	4.188%

Price to Public:	98.470%, plus accrued interest, if any

Spread to Benchmark Treasury:	+337.5 basis points

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Yield:	0.813%

Optional Redemption:	At any time before January 15, 2030 (the date that is three months prior to the maturity date, which is referred to herein as the “Early Call Date”), the notes will be redeemable, in whole at any time or from time to time in part, at our option on any date at a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed; and (2) a make-whole redemption price calculated at the Treasury Rate plus 50 basis points, in each case plus accrued and unpaid interest to the redemption date.

At any time on or after the Early Call Date, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP/ISIN:	962166 BY9 / US962166BY91

Joint Book-Running Managers:	BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting BofA Securities, Inc. by telephone (toll free) at 1-800-294-1322; Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533; or Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649.

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